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                                                                   EXHIBIT 5.1



                                 March 5, 1998

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217

Ladies and Gentlemen:

         We have acted as counsel for Belk, Inc., a Delaware corporation ("Belk"), in connection with the matters contemplated in that certain Plan and Agreement of Reorganization, dated as of November 25, 1997 (the "Reorganization Agreement"), by and among Belk, Belk Acquisition Co., a South Carolina corporation and a wholly owned subsidiary of Belk, and each of the Belk companies identified on Exhibit A to the Reorganization Agreement. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

         In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We also have relied, as to various matters of fact relating to the opinions set forth below, on certificates of public officials and officers of Belk, copies of which are attached hereto and on the accuracy of the factual matters stated in the representations and warranties made by Belk in the Reorganization Agreement.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth below, we are of the opinion that:

         (i) Belk is a corporation, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (ii) The shares of Belk Class A common stock, $.01 par value per share, to be issued in connection with the Mergers have been duly authorized and, when issued and delivered in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and nonassessable and free of statutory preemptive rights.

         We are members of the Bar of the State of Georgia and, accordingly, do not purport to be experts on or
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to express any opinion herein concerning any law other than the laws of the
State of Georgia, the Delaware General Corporation Law and the federal law of the United States.


         This opinion is furnished by us for your benefit solely in connection with the transactions described herein, and it is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person (other than as set forth below). This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

         We understand that our opinion will be referred to in the Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") in connection with the Reorganization Agreement (the "Registration Statement"). We further understand that our opinion will be filed with the SEC as an exhibit to the Registration Statement. We hereby consent to such uses of our opinion.




                                          Very truly yours,




                                          /s/ KING & SPALDING